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                                                     Exhibit 99.1
   News Release

    BIO-RAD, SANOFI-SYNTHELABO AND INSTITUT PASTEUR SIGN DEFINITIVE
      AGREEMENT FOR THE ACQUISITION OF PASTEUR SANOFI DIAGNOSTICS

   HERCULES, CA Bio-Rad Laboratories, Inc. (AMEX: BIO.A and BIO.B) announced today the acceptance of its acquisition bid for Pasteur Sanofi Diagnostics (PSD) by Sanofi-Synthelabo S.A. and Institut Pasteur, the shareholders of PSD. According to the terms of the definitive agreement, Bio-Rad will acquire 100% of the shares of (and certain assets and assumed liabilities related to) PSD for a purchase price of $210,000,000.

   Financing has been committed by Banc One. Finalization of the transaction is expected within approximately ninety days to allow for financial arrangements and necessary regulatory review and clearance.

   Bio-Rad expects diagnostics sales to increase to approximately $400 million as a result of the acquisition, moving the Company into the top ten in the diagnostics industry. The composite portfolio of the combined organizations affords Bio-Rad the ability to provide products and services to the clinical laboratory across a broad spectrum of departments and disease states, including tests for blood virus, bacteriology, infectious disease, diabetes monitoring, genetic disease screening, and quality control management.

   The acquisition also includes a collaboration agreement with the Institut Pasteur, giving Bio-Rad a priority to commercialize Pasteur s discoveries in the In Vitro diagnostics market. Bio-Rad views this relationship as a significant competitive advantage in the infectious disease market and anticipates expanding the alliance towards the continued success of both organizations.

   Bio-Rad  Laboratories  President  and CEO,  David  Schwartz said,
    This acquisition places us in a more favorable position in the diagnostics market. It gives us a significant presence in all key geographic areas, including the emerging economies, as well as a substantial product offering in market segments showing strong long-term growth.

   Bio-Rad Laboratories, Inc. (www.bio-rad.com) is a multinational manufacturer and distributor of life science research products, clinical diagnostics and analytical instrumentation, based in Hercules, California. The company serves more than 70,000 research and industry customers worldwide through a network of 25 wholly-owned subsidiary offices.

   For more information, contact:
   Contact:  Tom Chesterman, Vice President and Chief Financial Officer
   Phone:    (510) 741-6006
   Email:    tom_chesterman@bio-rad.com

   Date: July 5, 1999                 For Release: 9 a.m. (P.S.T.)